Exhibit 99.1

331 Treble Cove Road	800.362.2668
North Billerica, MA 01862	www.lantheus.com

CONTACTS:
Investor Relations	Media Relations
John Bakewell	Meara Murphy
978-436-7073	978-671-8508

Lantheus Holdings Appoints New Member to its Board of Directors

N. Billerica, Mass., July 9, 2015 – Lantheus Holdings, Inc. (“Lantheus” or the “Company”) (NASDAQ: LNTH), parent company of Lantheus Medical Imaging, Inc. (“LMI”), a global leader in developing, manufacturing, selling and distributing innovative diagnostic imaging agents and products, today announced the appointment of James Clemmer as a member of its Board of Directors.

Mr. Clemmer is a seasoned industry executive with more than 25 years of operational, manufacturing, marketing, and business development experience with global healthcare product companies. He most recently served as President of the Medical Supplies segment at Covidien plc, directing strategic and day-to-day operations for global business divisions that collectively manufactured 23 different product categories. In addition, Mr. Clemmer managed global manufacturing, research and development, operational excellence, business development, and all other functions associated with the Medical Supplies business.

During his 15 year tenure at Covidien, Mr. Clemmer served as Group President of Kendall Healthcare and held several increasingly senior roles in marketing and general management within the SharpSafety and Critical Care divisions. Mr. Clemmer, who began his career in the medical device industry with Sage Products, Inc., joined Covidien as part of the Sage Products acquisition in 1999.

“We are pleased to welcome Jim to the Board of Directors and look forward to working with him to maximize value for patients, healthcare providers and shareholders,” said Jeff Bailey, President and Chief Executive Officer. “With commercial excellence and supply chain reliability as the backbone of the Company, we believe that Jim’s broad industry experience and deep functional expertise will be a tremendous asset to the Company as we continue to execute our corporate strategy.”

“I am delighted to be joining the Board of Lantheus Holdings at this exciting time in the Company’s development,” said Mr. Clemmer. “I look forward to working with the Lantheus team as we continue to build on our leadership position bringing innovative diagnostic medical imaging agents to healthcare providers to assist in patient-critical diagnosis of cardiovascular and other diseases.”

Mr. Clemmer is a graduate of the Massachusetts College of Liberal Arts. He currently serves as a trustee to the college.

About Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc.

Lantheus Holdings, Inc. is the parent company of Lantheus Medical Imaging, Inc. (“LMI”), which is a global leader in developing, manufacturing, selling and distributing innovative diagnostic imaging agents and products. LMI provides a broad portfolio of products, which are primarily used for the diagnosis of cardiovascular diseases. LMI’s key products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; and Xenon (Xenon Xe 133 Gas), an inhaled radiopharmaceutical imaging agent used to evaluate pulmonary function and for imaging the lungs.

Lantheus has more than 500 employees worldwide with headquarters in North Billerica, Massachusetts, and offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

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